Exhibit 5.1

[PROSKAUER LETTERHEAD]

July 30, 2004

Superior Essex Communications LP

Essex Group, Inc.
150 Interstate North Parkway
Atlanta, Georgia 30339

Ladies and Gentlemen:

                We have acted as counsel to Superior Essex Communications LP, a Delaware limited partnership, and Essex Group, Inc., a Michigan corporation (each an “Issuer” and together, the “Issuers”), and Superior Essex Inc., a Delaware corporation, Superior Essex Holding Corp., a Delaware corporation, SE Communications GP Inc., a Delaware corporation, Essex International Inc., a Delaware corporation, Essex Canada Inc., a Delaware corporation, Essex Group Mexico Inc., a Delaware corporation, Essex Group, Inc., a Delaware corporation, Essex Mexico Holdings, L.L.C., a Delaware limited liability company, Essex Technology, Inc., a Delaware corporation, and Essex Wire Corporation, a Michigan corporation (each a “Guarantor” and collectively, the “Guarantors”), in connection with the proposed offer by the Issuers to exchange $257,100,000 aggregate principal amount of their 9% Senior Series B Notes due 2012 (the “New Notes”) for all of their outstanding 9% Senior Notes due 2012 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

                In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Issuers and the Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

                Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement dated April 14, 2004 by and among the Issuers, the Guarantors and the initial purchasers named therein and the Indenture, such New Notes will be legally issued and will constitute the valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject to general principles of equity.  In addition, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the Guarantee will constitute the valid and legally binding obligation of the Guarantors, enforceable against each Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject to general principles of equity.

                In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes.  We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, violate any applicable law and will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument of agreement then binding on the Issuers, or any restriction imposed by any court or governmental body having jurisdiction over the Issuers.

                Insofar as this opinion relates to the guarantees by each Guarantor under the Guarantee, we have assumed the adequacy of the consideration that supports the agreements of the Guarantors and the solvency and adequacy of capital of the Guarantors.

                This opinion is limited to the federal law of the United States, the Delaware General Corporation Law and the law of the state of New York.  Insofar as matters of Michigan law are involved in this opinion as it relates to the New Notes and the Guarantee, we have relied upon the opinion of Jaffe Raitt Heuer & Weiss, P.C., filed as Exhibit 5.2 to the Registration Statement, as to (i) the power and authority of Essex Group, Inc. as an Issuer and Essex Wire Corporation as a Guarantor and (ii) the due authorization, execution and delivery of the New Notes by Essex Group, Inc. and the Guarantee by Essex Wire Corporation.

                We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP